UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2012

TRIANGLE PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	001-34945 (Commission File Number)	98-0430762 (I.R.S. Employer Identification No.)

1660 Wynkoop St., Suite 900, Denver, CO (Address of principal executive offices)	80202 (Zip Code)

Registrant’s telephone number, including area code: (303) 260-7125

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 12, 2012, our subsidiary, Triangle USA Petroleum Corporation (“TUSA”) entered into a senior secured Credit Agreement (the “Credit Agreement”) among TUSA, as borrower, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and as Issuing Lender, and the banks and other financial institutions party thereto, as lenders. The $300.0 million Credit Agreement has an initial borrowing base of $10.0 million, subject to periodic redeterminations as described below. As of April 12, 2012, there were no revolving borrowings or letters of credit outstanding under the Credit Agreement. All borrowings under the new revolving credit facility mature on April 12, 2017. We may prepay borrowings under the new revolving credit facility at any time without premium or penalty (other than customary LIBOR breakage costs), subject to certain notice requirements.

The borrowing base under the Credit Agreement is subject to redetermination by our lenders on a quarterly basis, in July 2012, October 2012, January 2013 and April 2013, during the next year and thereafter on a semi-annual basis, in April and October.  In addition, we or the banks may request an unscheduled borrowing base redetermination at other times during the year.

Borrowings under the Credit Agreement bear interest, at our option, at either (i) the ABR (the highest of (A) the Administrative Agent’s prime rate, (B) the federal funds rate plus 0.5%, or (C) the one-month eurodollar rate (as defined in the Credit Agreement) plus 1%,), plus an applicable margin that ranges between 0.75% and 1.75%, depending on our utilization percentage of the then effective borrowing base, or (ii) the eurodollar rate plus an applicable margin that ranges between 1.75% and 2.75%, depending on our utilization percentage of the then effective borrowing base. We will pay a per annum fee on all letters of credit issued under the Credit Agreement, which fee will equal the applicable margin for loans accruing interest based on the eurodollar rate and a fronting fee to the Issuing Lender equal to 0.125% of the letter of credit amount. We will pay a commitment fee that ranges between 0.35% and 0.50% per annum on the unused availability under the Credit Agreement. In connection with entering into the new revolving credit facility, we paid certain upfront fees to the lenders thereunder, and certain arrangement and other fees to the arrangers and Administrative Agent.

The revolving credit facility is secured by certain of TUSA’s assets, including (1) at least 80% of the adjusted engineered value of TUSA’s proved oil and gas interests evaluated in determining the borrowing base for the revolving credit facility, (2) all of the personal property of TUSA and its subsidiaries and (3) a pledge by the Triangle Petroleum Corporation of the equity interests it holds in TUSA.  The obligations under the Credit Agreement are guaranteed by each of Triangle Petroleum Corporation and the domestic subsidiary of TUSA.

The Credit Agreement contains representations, warranties and covenants that are customary for similar credit arrangements, including, among other things, covenants relating to (i) financial reporting and notification, (ii) payment of obligations, (iii) compliance with applicable laws and (iv) notification of certain events. The Credit Agreement also contains various covenants and restrictive provisions which may, among other things, limit TUSA’s ability to sell assets, incur additional indebtedness, make investments or loans and create liens.  The Credit Agreement also contains the following financial covenants:

•	TUSA must maintain a ratio of consolidated current assets to consolidated current liabilities of at least 1.0 to 1.0; and

•	the ratio of TUSA’s consolidated debt to consolidated EBITDAX (determined as of the end of each fiscal quarter for the then most-recently ended four fiscal quarters) may not be greater than 4.0 to 1.0.

The Credit Agreement includes events of default that we believe are customary for similarly situated companies. Upon an event of default under the Credit Agreement, the Administrative Agent may, or at the direction of lenders holding a majority of the commitments under the Credit Agreement shall, terminate the commitments under the Credit Agreement and declare all amounts owing under the Credit Agreement to be due and payable. In addition, upon an event of default under the Credit Agreement, the Administrative Agent is empowered to exercise all rights and remedies of a secured party and foreclose upon the collateral securing the Credit Agreement, in addition to all other rights and remedies under the security documents described in the Credit Agreement.

The foregoing description of the Credit Agreement is a summary only and is qualified in its entirety by reference to the complete text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 concerning the Credit Agreement is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Credit Agreement, dated as of April 12, 2012, among Triangle USA Petroleum Corporation, as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRIANGLE PETROLEUM CORPORATION
(Registrant)

Date: April 13, 2012	By:	/s/ Jonathan Samuels
Jonathan Samuels
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Credit Agreement, dated as of April 12, 2012, among Triangle USA Petroleum Corporation, as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto.